Exhibit 10.3
[FORM OF]
STANDARD FINANCIAL CORP.
STANDARD BANK, PASB
TWO-YEAR EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the ___ day of ___, 2010, by and between Standard Financial Corp., a Maryland corporation (the “Company”), Standard Bank, PaSB, a Pennsylvania chartered savings bank (the “Bank”), and (the “Executive”).
WITNESSETH
     WHEREAS, the Executive is currently employed as                      of the Company and Bank (collectively, the Employer”);
     WHEREAS, the Employer desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and
     WHEREAS, the Executive is willing to serve the Employer on the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employer and the Executive hereby agree as follows:
1. Employment. During the term of this Agreement, which is effective as of the date of the conversion of the Bank from the mutual to stock form (the “Effective Date”), Executive shall continue to serve in the capacity of                      of the Employer. Executive shall continue to render such administrative and management services to the Employer as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. Executive’s other duties shall be such as the Board of Directors of the Employer (the “Board of Directors” or “Board”) or President and Chief Executive Officer may from time to time reasonably direct.
2. Term of Agreement. The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of twenty-four (24) full calendar months. The term of this Agreement shall be extended for one day each day so that a constant twenty-four (24) calendar month term shall remain in effect, until such time as the Board or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with the terms of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the second anniversary of the date of such written notice.
3. Base Compensation. The Employer agrees to pay Executive during the term of this Agreement a base salary at the rate of [$___] per annum, payable in accordance with the customary payroll practices of the Employer; provided, however, that the rate of Executive’s base salary shall be reviewed by the Board of Directors not less often than annually, and Executive shall be entitled to receive annual increases at such percentage or in such an amount as the Board of Directors, in its sole discretion, may decide.
4. Discretionary Bonus. Executive shall be eligible to participate in any bonus program adopted by the Employer in an equitable manner. No other compensation provided for in this Agreement shall be deemed a substitute for Executive’s right to receive bonuses when and as declared by the Board of Directors or as provided for by any plan or program of the Employer.
5. Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Employer) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Employer and provided further that all such reimbursements shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which the expense was incurred.
6. Employee Benefits.
     (a) Participation in Retirement and Executive Benefit Plans. Executive shall be entitled, while employed under the terms of this Agreement, to receive all benefits under any tax-qualified or non-qualified employee benefit plan or arrangement in effect as of the date of this Agreement or that the Employer implements at any time during the term of this Agreement. Executive shall be entitled to participate in such future plans or arrangements on the same terms as other employees of the Employer or as established by the Employer for Executive or other selected employees.
     (b) Fringe Benefits. Executive shall be entitled to receive any benefits under any fringe benefit plan or policy that is in effect as of the date of this Agreement or that the Employer implements at any time during the term of this Agreement, on the same terms as the Employer’s senior management employees. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future will be deemed to be in lieu of base salary or other compensation to Executive under this Agreement.
     (c) Paid Leave Time. Executive shall be entitled to leave time in accordance with the standard policies or practices of the Employer for senior executive officers, as in effect from time to time.
7. Noncompetition and Confidentiality.
     (a) Executive shall devote her full time and attention to the performance of her employment under this Agreement. Upon any termination of Executive’s employment hereunder pursuant to Section 8(b) of this Agreement (other than a termination which occurs after the effective date of a Change in Control), Executive agrees not to compete with the Employer or any subsidiary of the Employer for a period of one (1) year following such termination in any city, town or county in which Executive’s normal business office is located or in which the Employer or any subsidiary of the Employer has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Employer or any subsidiary of the Employer.
     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employer is a valuable, special and unique asset of the business of the Employer. Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities of the Employer to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer.

     (c) Nothing contained in this Agreement shall be deemed to prevent or limit the right of Executive to invest in any entity which conducts business similar to that of the Employer, solely as a passive or minority investor.
8. Termination.
     Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:
     (a) Death. Executive’s employment under this Agreement shall terminate upon her death. Executive’s estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which her death occurrred.
     (b) Termination of Employment by the Board of Directors Without Just Cause or by the Executive for Good Reason. In the event that (i) the Board of Directors terminates Executive’s employment without “Just Cause” (as defined in Section 8(d)) or (ii) such employment is terminated by the Executive for “Good Reason” (as defined in Section 8(b)(iii), Executive shall be entitled to:
(i) her base salary and annual cash bonus for the remaining term of the Agreement, including any renewals or extensions thereof, at the current rate in effect, and a cash equivalent amount equal to the additional retirement benefits under any retirement program (whether tax-qualified or non-qualified) that Executive would have been entitled to had her employment continued through the remaining term of the Agreement (with the amount of the cash bonus and retirement benefits determined by reference to the cash bonus and benefits received by the Executive or accrued on her behalf under such programs during the calendar year preceding the year of her termination).
(ii) coverage under the Employer’s life insurance plans and non-taxable medical, health, vision and dental plans (each being a “Welfare Plan”) in the same manner in which Executive received coverage on the last day of her employment with the Employer. Executive and her covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to her termination until the earlier of (i) her death; (ii) her employment by another employer other than one of which she is the majority owner; or (iii) two (2) years from her termination date.
(iii) For purposes of this Agreement, termination of Executive’s employment hereunder for “Good Reason” shall be limited to Executive’s voluntary termination of employment after the occurrence of any of the following events which have not been consented to in advance by Executive in writing; provided that Executive has given written notice to the Employer within ninety (90) days after the initial occurrence of such event and that the Employer has been given at least thirty (30) days to cure the situation (but the Employer may waive its right to cure):
(a)	if Executive would be required to move her personal residence or perform her principal executive functions more than twenty-five (25) miles from Executive’s primary office as of the Effective Date;

(b)	if, in the organizational structure of the Employer, Executive would be required to report to a person or persons other than the Chief Executive Officer;

(c)	a material diminution in Executive’s base salary; or

(d)	if Executive would be assigned duties and responsibilities other than those normally associated with her position as referenced in Section 1 of this Agreement.
(iv) The sum due under Section 9(b)(i) shall be paid in one lump sum within ten (10) calendar days after such termination. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, payment shall be withheld and shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment.
(v) For purposes of Section 8(b), termination of employment as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder.
     (c) Disability.
(i) Termination by the Employer of Executive’s employment based on “Disability” shall occur if: (A) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than twelve (12) months, Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer; or (C) Executive is determined to be totally disabled by the Social Security Administration. Executive shall be entitled to receive benefits under any short or long-term disability plan maintained by the Employer.
(ii) The Employer shall pay Executive, as disability pay, a monthly payment equal to three-quarters (3/4) of Executive’s monthly rate of base salary. These disability payments shall commence within thirty (30) days of the date of Executive’s termination due to Disability and will end on the earlier of (A) the date Executive returns to the full-time employment of the Employer in the same capacity as she was employed prior to her termination for Disability; (B) the date the Executive begins full-time employment with another employer; (C) two years from the date of the Executive’s termination due to Disability; or (D) the date of Executive’s death. Notwithstanding any other provision to the contrary, the Employer’s obligation for any payments required to be made under this Section 9(c) shall be reduced by any proceeds received by Executive from disability income insurance or any other disability policy or plan maintained by the Employer for Executive which was paid for by the Employer as partial satisfaction of its obligation under this Section 8(c).
(iii) The Employer shall cause to be continued life insurance and non-taxable medical, vision, and dental coverage substantially identical to the coverage maintained by the Employer for Executive prior to her termination for Disability. This coverage shall cease upon the date the payments cease to be made under Section 8(c).

(iv) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing her duties hereunder by reason of temporary disability.
     (d) Termination of Employment by the Board of Directors for Just Cause. In the event Executive’s employment is terminated for “Just Cause,” no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for “Just Cause” shall be defined as termination due to Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Any determination of “Just Cause” shall be determined by a majority vote of the entire membership of the Board of Directors at a meeting of such Board called and held for the purpose of finding that in the good faith opinion of the Board, Executive committed the conduct described above and specifying the particulars thereof.
     (e) Voluntary Termination of Employment by Executive Other Than for Good Reason. The voluntary termination of employment by Executive during the term of this Agreement, other than for Good Reason, with the delivery of no less than sixty (60) days written notice to the Board of Directors, entitles Executive to receive only the base salary, vested rights, and all employee benefits up to Executive’s termination date.
     (f) Termination and Board Membership. To the extent Executive is a member of the Board of Directors of the Employer or the Bank or any of their affiliates on the date of an involuntary termination of employment with the Employer or the Bank or a termination of employment for Good Reason, Executive shall be deemed to have automatically resigned from all of the Boards of Directors immediately following such termination of employment with the Employer or the Bank.
     (g) Termination and Release of Claims. Any payments to be made under this Agreement shall be contingent on Executive’s execution and non-revocation of a mutual release in a form acceptable to the Employer. The mutual release agreement shall release the Employer from any and all claims and other actions by Executive and it shall also release the Executive from any and all claims and other actions by the Employer.
9. Change in Control.
     (a) For purposes of this Agreement, a Change in Control of the Employer shall be deemed to have occurred if and when:
(i)	Merger: The Company or Bank merges into or consolidates with another entity, or merges another corporation into the Company or Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or Bank immediately before the merger or consolidation;

(ii)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or Bank’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company or Bank voting shares held in a fiduciary capacity by an entity of which the Company or Bank directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the Board (or first nominated by the Board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or Bank sells to a third party all or substantially all of its assets.
     For purposes of Section 9 of this Agreement, a Change in Control shall not occur as a result of the conversion of the Bank from the mutual to stock form.
     (b) In the event that (i) the Board of Directors terminates Executive’s employment without “Just Cause” (as defined in Section 8(d)) or (ii) such employment is terminated by the Executive for “Good Reason” (as defined in Section 8(b)(iii)), each within twelve months following a Change in Control, Executive shall be entitled to receive the greater of the following:
(i)	the amount of the payment and benefits specified in Section 8(b), or

(ii)	the amount of the payment and benefits specified in Section 9(c).
     Such payment shall be made in a lump sum within ten (10) days following Executive’s termination of employment. For purposes of this Section 9, termination of employment as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, payment shall be withheld and shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment.
     (c) For purposes of Section 9(b)(ii), the amount of payment and benefits shall be equal to:
(i)	two (2) times Executive’s average “Annual Compensation” over the five (5) most recently completed calendar years, ending with the calendar year immediately preceding the effective date of the Change in Control. In determining Executive’s average Annual Compensation, Annual Compensation will include taxable income, including amounts related to vesting or exercise of restricted stock or stock option awards, and non-taxable income accrued for Executive’s benefit under any tax-qualified or non-qualified arrangement; and

(ii)	coverage under the Employer’s life insurance plan and non-taxable medical, health, vision and dental plans (each being a “Welfare Plan”) in the same manner in which Executive received coverage on the last day of her employment with the Employer. Executive and her covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to her termination until the earlier of (i) her death; (ii) her employment by another employer other than one of which she is the majority owner; or (iii) two (2) years from her termination date.
10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Employer which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Employer.
11. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.
12. Applicable Law. This agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Pennsylvania, except to the extent that Federal law shall be deemed to apply.
13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
14. Notices. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the last address filed in writing by Executive with the Employer, or, in the case of the Employer, to the Employer at its main office to the attention of the Board of Directors.
15. Indemnification. The Employer shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under law and applicable regulation or under any existing indemnification agreement by and between Executive and the Employer against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Employer (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities may include, but are not limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements. The Employer shall pay such expenses and liabilities in advance of a final judicial decision (hereinafter an “advancement of expenses”); provided, however, that, an advancement of expenses incurred by Executive in her capacity as a director or executive officer of the Employer (and not in any other capacity in which service was or is rendered by Executive including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Employer of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Section 16 or otherwise. The obligations of this Section 15 shall survive the term of this Agreement by a period of six (6) years.
16. Entire Agreement. This Agreement together with any understanding or modifications thereof as may be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

17. Source of Payments. Notwithstanding any provision in this Agreement to the contrary, payments and benefits, as provided for under this Agreement, will be paid by the Company and Bank in proportion to the level of activity and the time expended by Executive on activities related to the Company and Bank, respectively, as determined by the Employer.
18. Required Regulatory Provisions.
     (a) The Employer may terminate Executive’s employment at any time, but any termination by the Employer, other than Termination for Just Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause as defined in Section 8(d) hereinabove.
     (b) Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 12 U.S.C. Section 1828(k), FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
19. Arbitration.
     (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Employer, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     (b) In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.
20. Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer, if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement. Such reimbursements shall be paid to Executive within two and one-half (2 1/2) months after the dispute is settled or resolved in Executive’s favor.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

STANDARD FINANCIAL CORP.
By:
Chairman of the Board

STANDARD BANK, PASB
By:
Chairman of the Board

EXECUTIVE
By: